Exhibit 99.1
Nash Finch Reports First Quarter 2008 Results
     MINNEAPOLIS (April 24, 2008) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the twelve weeks (first quarter) ended March 22, 2008.
Financial Results
     Total company sales for the first quarter of 2008 were $1.022 billion compared to $1.032 billion in the prior-year quarter, a decline of 1.0%. Excluding the impact of the sales decrease of $36.2 million attributable to a large customer who transitioned to another supplier in mid-2007, total company sales increased 2.6% relative to last year. The first quarter benefited from the shift of Easter to the first quarter in 2008 from the second quarter in 2007 and created a favorable sales variance in the first quarter of approximately $7.9 million, or 0.9%.
     Net earnings for the first quarter 2008 were $11.3 million, or $0.85 per diluted share, as compared to net earnings of $5.3 million, or $0.39 per diluted share, in the prior year quarter. Net earnings for the first quarter 2008 were favorably affected by several significant items totaling $2.9 million, or $0.21 per diluted share and are detailed in the table below.
     Consolidated EBITDA1 for the first quarter 2008 was $30.6 million, or 3.0% of sales, as compared to $25.2 million, or 2.4% of sales, for the prior year quarter. Consolidated EBITDA for the first quarter 2008 was favorably affected by two significant items that net to $0.4 million. Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.

[1]	Consolidated EBITDA, as defined in our credit agreement, and segment EBITDA is calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of Consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

     The following table identifies the significant net credits affecting our earnings from continuing operations and Consolidated EBITDA, net earnings and diluted earnings per share for the first quarter 2008 and prior year results:

	1st Quarter	1st Quarter
(dollars in millions except per share amounts)	2008	2007
Significant credits (charges)
Reduction in customer bad debt reserves	$1.8	—
Lease buyout payment	$(1.4)	—

Significant net credits impacting Consolidated EBITDA	$0.4	—

Net reduction in lease reserves primarily due to lease buyout	$2.6	—

Total significant net credits impacting earnings before tax	$3.0	—
Income tax on significant net credits	$(1.2)	—
Reversal of previously recorded tax reserves	$1.1	—

Total significant net credits impacting net earnings	$2.9	—

Diluted earnings per share impact	$0.21	—

     “I am very pleased with the continued momentum represented in our first quarter results,” said Alec Covington, President and CEO of Nash Finch. “In particular, I am encouraged by the underlying growth that is evident in our top line sales after adjusting for the impact of the large customer transition which occurred last year. Even after deducting for the positive impact of an early Easter holiday, sales have improved nicely. Additionally, I am extremely pleased to see the efforts made to reduce expenses have become quite visible in our financial results.”
Food Distribution Results

	1st Quarter	1st Quarter	%
(dollars in millions)	2008	2007	Change
Sales	$594.2	614.8	(3.4%)
Segment EBITDA[1]	$25.3	20.6	22.4%
Percentage of Sales	4.3%	3.4%
     The decrease in the first quarter 2008 food distribution segment sales versus the comparable 2007 period was primarily attributable to the impact of a large customer which transitioned to another supplier in mid-2007. Excluding the $36.2 million sales decrease during the quarter attributable to this customer, the food distribution segment sales growth would have been 2.7%. The shift of Easter to the first quarter 2008 versus the second quarter in 2007 resulted in a favorable variance in the first quarter of approximately $6.6 million, or 1.1% to last year.

     The food distribution segment EBITDA increased by 22.4%, or 89 basis points, in the first quarter 2008 compared to the same period last year. However, a substantial portion of this improvement is due to reductions in customer bad debt expense totaling $1.8 million, substantial inflationary influences in our inventories which have temporarily inflated our gross margin performance as well as the early arrival of the Easter holiday as compared to 2007.
     “The improvement in results from our core food distribution segment is reflective of the actions taken last year to stabilize the operations, even after adjusting out the favorable items that we’ll likely not benefit from going forward,” said Mr. Covington. “In addition, I’m pleased that we’re starting to see some nice top line growth from new customer gains as well as growth among our existing customer base.”
Military Distribution Results

	1st Quarter	1st Quarter	%
(dollars in millions)	2008	2007	Change
Sales	$297.3	281.8	5.5%
Segment EBITDA[1]	$11.2	9.9	13.6%
Percentage of Sales	3.8%	3.5%
     The military segment sales increase in the first quarter reflects stronger sales in both domestic and export sales abroad. Approximately one-half of the increase in military segment EBITDA of 13.6% during the first quarter 2008 was due to increased sales while the remaining was split between gross margin improvements and expense reductions. While some gross margin improvement was achieved through improved inventory management practices, a major portion of this improvement is due to substantial inflationary factors in our inventories which have temporarily inflated our gross margin.
Retail Results

	1st Quarter	1st Quarter	%
(dollars in millions)	2008	2007	Change
Sales	$130.4	135.7	(3.8%)
Segment EBITDA[1]	$6.6	6.8	(2.0%)
Percentage of Sales	5.1%	5.0%
     The retail segment sales decrease in the first quarter comparison is primarily attributable to the closure of four stores since the end of the first quarter 2007. Same store sales decreased

0.3% in the first quarter 2008 when compared to the same period in 2007. The shift of Easter to the first quarter in 2008 from the second quarter in 2007 caused a favorable sales variance of approximately $1.3 million, or 1.1% to last year.
     The retail segment EBITDA comparisons for the quarter were relatively flat and were marginally impacted due to costs incurred relative to a store which closed during the first quarter as well as costs incurred in two stores being remodeled.
Liquidity
     Total debt at the end of the first quarter of 2008 increased $21.0 million to $333.2 million primarily due to increased investment in inventory as well as funding the Company’s share repurchase program. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants. The debt leverage ratio as of the end of the first quarter 2008 was 2.48, relatively flat to the ratio of 2.42 at the end of fiscal 2007. Availability on the Company’s revolving credit facility at the end of the quarter was $79.8 million.
New Asset Backed Loan Credit Facility
     As previously announced, the company entered into a $300 million revolving credit facility on April 11, 2008 which replaced an existing Term B loan and revolver that would have matured in 2009. The new facility includes an accordion feature, which allows the Company to increase the aggregate facility size to up to $450 million. The loan bears interest at LIBOR plus 2.00% and the LIBOR margin rate can vary quarterly between 1.75% and 2.25% depending on the level of excess availability under the facility. The new facility provides greater flexibility as well as reduced interest expense.
Share Repurchase Program Update
     During the first quarter of 2008 the Company repurchased approximately 358,000 shares in the open market for $11.9 million at an average price per share of $33.61. As of March 22, 2008, the Company had repurchased approximately 770,000 shares of its common stock as a part of the share repurchase program which authorized the Company to purchase up to 1,000,000 shares of the Company’s common stock. The program took effect on November 19, 2007 and will continue until January 3, 2009.

Financial Target Progress
     Substantial improvement on most financial targets has been achieved to date since the targets were announced as part of the Company’s strategic plan in November 2006. In particular, Consolidated EBITDA margin improved from 2.2% to 3.0% of sales and the debt leverage ratio has improved by a full turn of EBITDA from 3.42x to 2.48x from Fiscal 2006 to the first quarter of 2008. The organic revenue growth metric has also improved as we have started to implement initiatives associated with our strategic plan. The ratio of free cash flow to net assets metric was impacted during the first quarter of 2008 primarily due to having a higher level of inventory during the quarter.
     The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

	Long-term	1st Quarter	Fiscal	Fiscal
Financial Targets	Target	2008	2007	2006
Organic Revenue Growth	2.0%	(1.0%)	(2.1%)	(2.9%)
Consolidated EBITDA Margin	4.0%	3.0%	2.8%	2.2%
Trailing Four Quarter Free Cash Flow2 / Net Assets		5.6%	9.2%	8.7%
Trailing Four Quarter Free Cash Flow2 / Net Assets Excluding Impact of Strategic Projects	10.0%	6.0%
Total Leverage Ratio (Total Debt / Trailing Four Quarter Consolidated EBITDA)	2.5 - 3.0 x	2.48x	2.42x	3.42x

[2]	Defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters.
*********************************************************
     A conference call to review the first quarter 2008 results is scheduled for at 10 a.m. CT (11 a.m. ET) on April 24, 2008. Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch’s website at http://www.nashfinch.com. A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch’s website under the heading “Audio Archives.” A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

     Nash Finch Company is a Fortune 1000 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
     This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:
•	the effect of competition on our distribution, military and retail businesses;

•	general sensitivity to economic conditions, including volatility in energy prices, food commodities, and changes in market interest rates;

•	our ability to identify and execute plans to expand our food distribution, military and retail operations;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	the success or failure of strategic plans, new business ventures or initiatives;

•	changes in consumer buying and spending patterns;

•	risks entailed by future acquisitions, including the ability to successfully integrate acquired operations and retain the customers of those operations;

•	changes in credit risk from financial accommodations extended to new or existing customers;

•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes, such as adverse determinations or developments with respect to the litigation or SEC inquiry discussed in Part I, Item 3 of this report;

•	technology failures that may have a material adverse effect on our business;

•	severe weather and natural disasters that may impact our supply chain;

•	changes in health care, pension and wage costs and labor relations issues;

•	threats or potential threats to security or food safety; and

•	unanticipated problems with product procurement.

     A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC. You should carefully consider each of these factors and all of the other information in this release. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).
Contact: Bob Dimond, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Twelve
	Weeks Ended
	March 22	March 24
	2008	2007
Sales	$1,021,910	1,032,243
Cost of sales	929,296	941,522

Gross Profit	92,614	90,721

Other costs and expenses:
Selling, general and administrative	61,184	66,559
Depreciation and amortization	9,032	9,082
Interest expense	5,034	5,595

Total other costs and expenses	75,250	81,236

Earnings before income taxes	17,364	9,485

Income tax expense	6,087	4,197

Net earnings	$11,277	5,288

Net earnings per share:

Basic	$0.87	0.39
Diluted	$0.85	0.39

Declared dividends per common share	$0.180	0.180

Weighted average number of common shares outstanding and common equivalent shares outstanding:
Basic	13,007	13,437
Diluted	13,295	13,496

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	03/22/2008	12/29/2007
Assets
Current assets:
Cash and cash equivalents	$1,153	862
Accounts and notes receivable, net	200,018	197,807
Inventories	269,458	246,762
Prepaid expenses and other	23,271	27,882
Deferred tax assets	2,623	4,621

Total current assets	496,523	477,934

Notes receivable, net	16,047	12,429

Property, plant and equipment:	597,624	617,241
Less accumulated depreciation and amortization	(400,656)	(414,704)

Net property, plant and equipment	196,968	202,537

Goodwill	215,174	215,174
Customer contracts and relationships, net	27,536	28,368
Investment in direct financing leases	3,524	4,969
Other assets	10,003	9,971

Total assets	$965,775	951,382

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt and capitalized lease obligations	$3,832	3,842
Accounts payable	216,839	209,402
Accrued expenses	58,741	69,113

Total current liabilities	279,412	282,357

Long-term debt	301,522	278,443
Capitalized lease obligations	27,857	29,885
Deferred tax liability, net	9,776	7,227
Other liabilities	29,322	37,854
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock — no par value.
Authorized 500 shares; none issued	—	—
Common stock of $1.66 2/3 par value
Authorized 50,000 shares, issued 13,569 and 13,559 shares respectively	22,615	22,599
Additional paid-in capital	66,853	61,446
Common stock held in trust	(2,146)	(2,122)
Deferred compensation obligations	2,146	2,122
Accumulated other comprehensive income	(5,092)	(5,092)
Retained earnings	261,007	252,142
Treasury stock at cost, 791 and 434 shares, respectively	(27,497)	(15,479)

Total stockholders’ equity	317,886	315,616

Total liabilities and stockholders’ equity	$965,775	951,382

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	Twelve
	Weeks Ended
	March 22	March 24
	2008	2007
Operating activities:
Net earnings (loss)	$11,277	5,288
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:

Depreciation and amortization	9,032	9,082
Amortization of deferred financing costs	188	189
Amortization of rebatable loans	710	794
Provision for bad debts	(1,336)	566
Provision for lease reserves	(2,094)	(888)
Deferred income tax expense	4,547	153
Gain on sale of real estate and other	(70)	(138)
LIFO charge	1,134	808
Asset impairments	395	866
Share-based compensation	1,943	956
Deferred compensation	84	92
Other	470	(52)
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts and notes receivable	(8)	(2,759)
Inventories	(23,829)	(17,579)
Prepaid expenses	687	1,810
Accounts payable	5,822	20,419
Accrued expenses	(10,623)	(3,249)
Income taxes payable	3,923	5,906
Other assets and liabilities	(2,953)	(49)

Net cash (used) provided by operating activities	(701)	22,215

Investing activities:
Disposal of property, plant and equipment	102	612
Additions to property, plant and equipment	(2,774)	(1,748)
Loans to customers	(5,102)	(292)
Payments from customers on loans	259	456
Other	(113)	(10)

Net cash used in investing activities	(7,628)	(982)

Financing activities:
Proceeds (payments) of revolving debt	23,100	(14,500)
Dividends paid	(2,324)	—
Purchase of Common Stock	(11,860)	—
Payments of long-term debt	(19)	(73)
Payments of capitalized lease obligations	(1,188)	(726)
Increase (decrease) in bank overdraft	672	(6,297)
Other	239	268

Net cash provided (used) by financing activities	8,620	(21,328)

Net increase (decrease) in cash and cash equivalents	291	(95)
Cash and cash equivalents:
Beginning of period	862	958

End of period	$1,153	863

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	Twelve	Twelve
	Weeks Ended	Weeks Ended
	March 22	March 24
Other Data (In thousands)	2008	2007
Total debt	$333,211	336,331
Stockholders’ equity	$317,886	298,166
Capitalization	$651,097	634,497
Debt to total capitalization	51.2%	53.0%
Working capital ratio (a)	3.21	3.07

Non-GAAP Data
Consolidated EBITDA (b)	$30,624	25,204
Interest coverage ratio — trailing 4 qtrs. (consolidated EBITDA to interest expense) (c)	6.00	4.07
Leverage ratio — trailing 4 qtrs. (debt to consolidated EBITDA) (d)	2.48	3.24
Senior secured leverage ratio (senior secured debt to consolidated EBITDA)(e)	1.10	1.40

Comparable GAAP Data
Earnings before income taxes to interest expense (c)	2.87	(0.56)
Debt to earnings before income taxes (d)	5.09	(23.48)
Senior secured debt to earnings before income taxes (e)	2.26	(10.16)

Debt Covenants	Required Ratio	Actual Ratio
Working capital ratio	1.75 (minimum)	3.21
Interest coverage ratio	4.00 (minimum)	6.00
Senior secured leverage ratio	2.25 (maximum)	1.10
Leverage ratio	3.00 (maximum)	2.48

(a)	Working capital ratio is defined as net trade accounts receivable plus inventory divided by the sum of loans and letters of credit outstanding under our senior secured credit agreement plus certain additional secured debt.

(b)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of consolidated EBITDA is provided as additional information relevant to compliance with our debt covenants.

(c)	Interest coverage ratio is defined as the Company’s Consolidated EBITDA divided by interest expense for the four trailing quarters ending March 22, 2008 and March 24, 2007, respectively. The most comparable GAAP ratio is earnings from continuing operations before income taxes divided by interest expense for the same periods.

(d)	Leverage ratio is defined as the Company’s total debt at March 22, 2008 and March 24, 2007, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four quarters.

(e)	Senior secured leverage ratio is defined as total senior secured debt at March 22, 2008 and March 24, 2007 divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is the total senior secured debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

Derivation of Consolidated EBITDA; Segment Consolidated EBITDA; and Segment Profit (in thousands)
FY 2008

	2007	2007	2007	2008	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Earnings (loss) from continuing operations before income taxes	$17,304	18,237	12,496	17,364	65,401

Add/(deduct)
Interest expense	5,671	6,948	5,367	5,034	23,020
Depreciation and amortization	8,901	11,902	8,997	9,032	38,832
LIFO	807	1,077	2,399	1,134	5,417
Lease reserves	825	614	—	(2,094)	(655)
Asset impairments	275	640	87	395	1,397
Losses (gains) on sale of real estate	(147)	—	(1,720)	—	(1,867)
Subsequent cash payments on non-cash charges	(663)	(918)	(1,011)	(2,184)	(4,776)
Share-based compensation	1,584	1,632	3,614	1,943	8,773
Special charges	(1,282)	—	—	—	(1,282)

Total Consolidated EBITDA	$33,275	40,132	30,229	30,624	134,260

	2007	2007	2007	2008	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Segment Consolidated EBITDA
Food Distribution	$23,715	31,750	26,143	25,270	106,878
Military	10,602	13,000	10,545	11,234	45,381
Retail	8,857	7,905	4,000	6,645	27,407
Unallocated Corporate Overhead	(9,899)	(12,523)	(10,459)	(12,525)	(45,406)

	$33,275	40,132	30,229	30,624	134,260

	2007	2007	2007	2008	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Segment profit
Food Distribution	$21,343	28,601	23,796	22,940	96,680
Military	10,170	12,406	10,067	10,762	43,405
Retail	6,818	5,096	1,902	4,543	18,359
Unallocated Corporate Overhead	(21,027)	(27,866)	(23,268)	(20,881)	(93,042)

	$17,304	18,237	12,497	17,364	65,402

FY 2007

	2006	2006	2006	2007	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Earnings from continuing operations before income taxes	$7,733	(6,287)	(25,253)	9,485	(14,322)
Add/(deduct)
Interest expense	6,120	7,906	6,551	5,595	26,172
Depreciation and amortization	9,617	12,685	9,447	9,082	40,831
LIFO	461	1,590	117	808	2,976
Closed store lease costs	1,327	4,455	2,675	(888)	7,569
Asset impairments	3,247	2,522	4,127	866	10,762
Gains on sale of real estate	(1,225)	25	37	—	(1,163)
Subsequent cash payments on non-cash charges	(656)	(1,862)	(686)	(700)	(3,904)
Share-based compensation	634	233	486	956	2,309
Special charges	—	6,253	—	—	6,253
Goodwill impairment	—	—	26,419	—	26,419

Total Consolidated EBITDA	$27,258	27,20	23,920	25,204	103,902

	2006	2006	2006	2007	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Segment Consolidated EBITDA after reclass of bad debt expense
Food Distribution	$20,089	26,030	20,234	20,637	86,990
Military	10,295	11,850	9,941	9,892	41,978
Retail	8,965	8,633	6,227	6,784	30,609
Unallocated Corporate Overhead	(12,091)	(18,993)	(12,482)	(12,109)	(55,675)

	$27,258	27,520	23,920	25,204	103,902

	2006	2006	2006	2007	Rolling
	Qtr 2	Qtr 3	Qtr 4	Qtr 1	4 Qtrs
Segment profit after reclass of bad debt expense
Food Distribution	$17,584	22,689	17,676	18,180	76,129
Military	11,011	11,283	9,485	9,472	41,251
Retail	6,600	5,645	4,296	4,821	21,362
Unallocated Corporate Overhead	(27,462)	(45,904)	(56,710)	(22,988)	(153,064)

	$7,733	(6,287)	(25,253)	9,485	(14,322)